August 1, 2007

Press Release

SOURCE: Oil States International, Inc.

Oil States Completes Schooner Acquisition

HOUSTON, August 1/PR Newswire/ — Oil States International, Inc. (NYSE: OIS) today announced that it has completed the previously announced transaction to purchase substantially all of the assets of Schooner Petroleum Services, Inc. (“Schooner”). The consideration for the assets acquired, totaling approximately $67.0 million subject to customary post-closing adjustments, consisted of cash and a $6.0 million seller’s note.

Schooner, headquartered in Houston, Texas, primarily provides completion-related rental tools and services through eleven locations in Texas, Louisiana, Wyoming and Arkansas.

Oil States International, Inc. is a diversified oilfield services company with locations around the world. Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments – Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included in the presentation will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582

SOURCE: Oil States International, Inc.